                                                                       EXHIBIT 2

North American Palladium Ltd.
CONSOLIDATED BALANCE SHEETS
(CANADIAN FUNDS IN THOUSANDS OF DOLLARS)

                                             June 30       December 31
                                              2004            2003
                                           (UNAUDITED)
-----------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                   $  24,832       $  11,950
Short-term investments                          1,116           1,813
Concentrate awaiting settlement,
   net - NOTE 3                                97,122          94,610
Inventories                                     8,584           9,141
Crushed and broken ore stockpiles
   - NOTE 4                                     8,278           6,251
Future tax asset                                    -              84
Accounts receivable and other assets            1,768           1,387
-----------------------------------------------------------------------
                                              141,700         125,236

Mining interests, net                         237,919         247,116
Mine closure deposit - NOTE 5                   5,333           4,733
Deferred financing costs                          267           1,290
Crushed and broken ore stockpiles
   - NOTE 4                                     3,230           5,983
Future tax asset                                6,505           9,334
-----------------------------------------------------------------------
                                            $ 394,954       $ 393,692
                                            =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and
   accrued liabilities                      $  15,521       $  16,041
Taxes payable                                   2,561           1,311
Future tax liability                               61             216
Current portion of obligations
   under capital leases                         1,196           1,070
Current portion of senior
   credit facility - NOTE 6                     5,362          34,538
-----------------------------------------------------------------------
                                               24,701          53,176

Mine closure obligation                         7,446           7,300
Obligations under capital leases                1,812           1,015
Senior credit facility - NOTE 6                21,447           7,272
Kaiser-Francis credit facility
   - NOTE 6                                    15,415          14,866
Future tax liability                           10,318          10,108
-----------------------------------------------------------------------
                                               81,139          93,737

SHAREHOLDERS' EQUITY
Capital stock - NOTE 8                        318,166         313,489
Contributed surplus                               228               -
Deficit                                        (4,579)        (13,534)
-----------------------------------------------------------------------
Total shareholders' equity                    313,815         299,955
-----------------------------------------------------------------------
                                            $ 394,954       $ 393,692
                                            =========       =========

2004 Second Quarter                                                           19

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
North American Palladium Ltd.
CONSOLIDATED STATEMENTS OF EARNINGS
AND DEFICIT
(CANADIAN FUNDS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS) (UNAUDITED)

                                                                         Three Months Ended             Six Months Ended
                                                                              June 30                        June 30
                                                                       2004           2003             2004            2003
----------------------------------------------------------------------------------------------------------------------------------
REVENUE FROM METAL SALES - NOTE 10                                  $    51,712    $    44,631      $   104,868    $    89,751
Deduct: smelter treatment, refining and freight costs                    (7,321)        (4,549)         (12,652)        (8,048)
----------------------------------------------------------------------------------------------------------------------------------
Net revenue from mining operations                                       44,391         40,082           92,216         81,703
----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
Production costs including overhead                                      27,489         24,009           52,487         52,228
Amortization                                                              8,885          4,834           18,731          9,715
Administrative expenses                                                   1,072            692            2,289          1,610
Provision for mine closure costs                                            223            127              466            259
----------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                 37,669         29,662           73,973         63,812
----------------------------------------------------------------------------------------------------------------------------------

INCOME FROM MINING OPERATIONS                                             6,722         10,420           18,243         17,891
----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSES)
Interest on long-term debt                                                 (411)          (657)            (898)        (1,725)
Exploration expense                                                        (518)          (778)            (947)        (1,101)
Foreign exchange gain (loss)                                               (264)         6,210           (1,046)        14,861
Derivative income - NOTE 2(C) AND 11(D)                                    (257)             -              213              -
Write-off of deferred financing costs                                      (788)             -             (788)             -
Loss on disposal of capital assets                                         (491)        (2,710)            (623)        (2,710)
Interest income                                                              67             71              114            145
Interest expense                                                             (1)             -              (11)             -
----------------------------------------------------------------------------------------------------------------------------------
Total other income (expenses)                                            (2,663)         2,136           (3,986)         9,470
----------------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                4,059         12,556           14,257         27,361
Provision for income taxes - NOTE 7                                       1,225          2,195            5,302          8,610
----------------------------------------------------------------------------------------------------------------------------------

NET INCOME FOR THE PERIOD                                                 2,834         10,361            8,955         18,751

Deficit, beginning of period                                              7,413         43,147           13,534         51,537
----------------------------------------------------------------------------------------------------------------------------------
DEFICIT, END OF PERIOD                                              $     4,579    $    32,786      $     4,579    $    32,786
----------------------------------------------------------------------------------------------------------------------------------

NET INCOME PER SHARE                                                $      0.06    $      0.20      $      0.18    $      0.37
                                                                    ==========================================================
DILUTED NET INCOME PER SHARE                                        $      0.06    $      0.20      $      0.17    $      0.37
                                                                    ==========================================================

Weighted average number of shares outstanding - basic                51,254,953     50,744,304       51,114,948     50,711,677
----------------------------------------------------------------------------------------------------------------------------------

20  North American Palladium Ltd.         BUILDING VALUE        2004 Second Quarter                                             21
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

North American Palladium Ltd.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(CANADIAN FUNDS IN THOUSANDS OF DOLLARS)
(UNAUDITED)

                                                                         Three Months Ended             Six Months Ended
                                                                              June 30                        June 30
                                                                       2004           2003             2004            2003
----------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN)
OPERATIONS
Net income for the period                                           $     2,834    $    10,361      $     8,955    $    18,751
Operating items not involving cash
  Future income tax expense                                                 464          2,048            3,261          7,959
  Amortization                                                            8,885          4,834           18,731          9,715
  Foreign exchange loss (gain)                                             (217)        (7,674)             549        (15,627)
  Loss on disposal of capital assets                                        491          2,710              623          2,710
  Write-off of deferred financing costs                                     788              -              788              -
  Provision for mine closure costs                                          223            127              466            259
  Stock-based compensation                                                   44              -               90              -
  Derivative income - NOTE 2(C) AND 11(D)                                   257              -             (213)             -
----------------------------------------------------------------------------------------------------------------------------------
                                                                         13,769         12,406           33,250         23,767
Changes in non-cash working capital - NOTE 9                              6,381          8,417             (822)         7,415
----------------------------------------------------------------------------------------------------------------------------------
                                                                         20,150         20,823           32,428         31,182
----------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Repayment of project term loan                                          (32,584)       (11,545)         (41,810)       (24,310)
Increase in senior credit facility                                       26,809              -           26,809              -
Issuance of common shares                                                 2,374            222            4,677            465
Mine closure deposit                                                       (300)          (300)            (600)          (600)
Obligations under capital leases                                           (673)          (273)            (876)          (524)
----------------------------------------------------------------------------------------------------------------------------------
                                                                         (4,374)       (11,896)         (11,800)       (24,969)
----------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Short-term investments                                                      704            (34)             697            (62)
Additions to mining interests                                            (5,144)        (7,485)          (8,894)       (10,397)
Proceeds on disposal of capital assets                                      421            108              451            108
----------------------------------------------------------------------------------------------------------------------------------
                                                                         (4,019)        (7,411)          (7,746)       (10,351)
----------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         11,757          1,516           12,882         (4,138)
Cash and cash equivalents, beginning of period                           13,075          5,882           11,950         11,536
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                            $    24,832    $     7,398      $    24,832    $     7,398
                                                                    ==========================================================

22  North American Palladium Ltd.         BUILDING VALUE        2004 Second Quarter                                             23
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

North American Palladium Ltd.
NOTES TO THE JUNE 30, 2004 CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE AND PER OUNCE AMOUNTS)
(UNAUDITED)

1.   BASIS OF PRESENTATION                                              expense of $223 and $466 was recorded in the three
                                                                        months and six months ended June 30, 2004 respectively
     These unaudited interim consolidated financial                     for accretion of the mine closure obligation and
statements have been prepared using disclosure standards                amortization of mining interests. This change in
appropriate for interim financial statements and do not                 accounting policy did not have a material impact on the
contain all the explanatory notes, descriptions of                      financial statements for the six months ended June 30,
accounting policies or other disclosures required by                    2003.
Canadian generally accepted accounting principles for
annual financial statements. Such notes, descriptions of                     (C) Hedging Relationships
accounting policies and other disclosures have been
included in the Company's audited annual consolidated                        In 2003, the CICA finalized amendments to Accounting
financial statements included in the Company's annual                   Guideline AcG-13, "Hedging Relationships" that clarified
report to shareholders for the year ended December 31,                  certain of the requirements in AcG-13 and provided
2003. Accordingly, these consolidated financial                         additional documentation and application guidance.
statements should be read in conjunction with the                       AcG-13 is applicable for the Company's 2004 fiscal year.
audited annual consolidated financial statements for                    As a result of AcG-13, the Company has marked-to-market
2003.                                                                   its forward foreign exchange contracts beginning January
                                                                        1, 2004. The impact of this change was a decrease to
2.   CHANGES IN ACCOUNTING POLICIES                                     derivative income of $257 in the three months ended June
                                                                        30, 2004 and an increase to derivative income of $213 in
     (A) Stock-based Compensation                                       the six-months ended June 30, 2004.

     As discussed in the audited annual consolidated                    3.   CONCENTRATE AWAITING SETTLEMENT
financial statements, effective January 1, 2003, the
Company changed its method of accounting for stock                           The gross value of concentrate awaiting settlement
options from the intrinsic value method to one that                     represents the value of all platinum group metals and
recognizes as an expense the cost of stock-based                        base metals from production shipped to the smelters for
compensation based on the estimated fair value of new                   up to a seven month period prior to the balance sheet
stock options granted to employees and directors. The                   date. At June 30, 2004, concentrate awaiting settlement
fair value of each stock option granted is estimated on                 included 155,025 ounces of palladium (December 31, 2003
the date of the grant using the Black-Scholes option                    - 147,570). Concentrate awaiting settlement was entirely
pricing model. An expense of $44 was recorded in the                    from two domestic customers at June 30, 2004 and
three months ended June 30, 2004 (three months ended                    December 31, 2003. Revaluations of the net realizable
June 30, 2003 - nil) and $90 in the six months ended                    value of concentrate awaiting settlement are included in
June 30, 2004 (six months ended June 30, 2003 - nil).                   revenue at each reporting period and are adjusted for
                                                                        the effects of hedging instruments, sales contracts and
     (B) Asset Retirement Obligations                                   foreign exchange.

     Also, as disclosed in the audited annual consolidated              4.   CRUSHED AND BROKEN ORE STOCKPILES
financial statements, effective January 1, 2003, the
Company adopted a new accounting standard of the                             Crushed and broken ore stockpiles are valued at
Canadian Institute of Chartered Accountants ("CICA") for                the lower of average production cost and estimated net
asset retirement obligations which harmonizes the                       realizable value. The amount of stockpiled ore that is
accounting with Generally Accepted Accounting Principles                not expected to be processed within one year is shown as
in the U.S. This standard significantly changed the                     a long-term asset.
method of accounting for future site restoration costs.
Under this new standard, asset retirement obligations                   5.   MINE CLOSURE PLAN
are recognized when incurred and recorded as liabilities
at fair value. The amount of the liability is subject to                     As part of the expansion project, the Company has
re-measurement at each reporting period. The liability                  established a revised mine closure plan with the Ontario
is accreted over time through periodic charges to                       Ministry of Northern Development and Mines (the
earnings. In addition, the asset retirement cost is                     "Ministry"), which requires a total amount of $7,800 to
capitalized as part of the asset's carrying value and                   be accumulated in a Trust Fund controlled by the
depreciated over the estimated life of the mine. This                   Ministry. At June 30, 2004, the Company had $5,333 on
change in accounting policy was applied retroactively                   deposit with the Ministry and has agreed to make monthly
and, accordingly, the consolidated financial statements                 deposits of $100.
of prior periods were restated. An

24  North American Palladium Ltd.         BUILDING VALUE        2004 Second Quarter                                             25
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

6.   LONG-TERM DEBT

     During the quarter, the Company negotiated a new            8.   CAPITAL STOCK
US$20 million and C$10 million senior credit facility
with a leading equipment finance company. The credit                                        JUNE 30, 2004         June 30, 2003
facility was used to repay the Company's existing                                          Shares    Amount     Shares      Amount
project term loan totaling approximately US$19 million.          -------------------------------------------------------------------
The new credit facility is a five-year amortizing loan           Common shares issued,
with an interest margin of 2.5% over LIBOR or Bankers                 beginning of
Acceptances. The lender received a first priority                     period             50,895,338  $313,489  50,647,955  $311,983
security interest in all of the Company's existing and           Common shares issued
future assets excluding its production leases and                     Pursuit to stock
claims. The credit facility allows in certain                         options exercised     394,223     4,215           -         -
circumstances, full repayment of outstanding loans any                To Group RRSP
time during the term of the facility.                                 participants           39,037       462     105,485       465
                                                                 -------------------------------------------------------------------
     The Company also extended the term of its US$20             Common shares issued,
million subordinated loan from its affiliate,                         end of period      51,328,598  $318,166  50,753,440   312,448
Kaiser-Francis Oil Company, to June 30, 2006. US$11.5                                    ==========================================
million is outstanding under this loan facility, and
interest on the facility will be 2.5% over LIBOR.                     At June 30, 2004, the Company had 890,276 options
                                                                 outstanding at a weighted-average exercise price of
     The Company's long-term debt, comprising its senior         $9.69, expiring at various dates from March 3, 2005 to
credit facility and Kaiser-Francis credit facility, is           June 23, 2012. In the second quarter of 2004, the
denominated in US dollars. At June 30, 2004, the                 Company granted 287,300 options to directors, officers
outstanding long-term debt, including current and                and employees at an exercise price of $11.90 per share.
long-term portions was $42,224 (US$31,500) compared to           The fair market value of the options grant was $5.48 per
$56,676 (US$43,844) at December 31, 2003.                        option and has been estimated at the date of grant using
                                                                 the Black-Scholes option pricing model with the
7.   INCOME TAXES                                                following assumptions: risk free interest rate of 3.7%,
                                                                 expected dividend yield of nil, expected volatility of
     The variance between the income taxes as computed           55% and expected option life of 4 years. The estimated
at the combined statutory rate and the effective rate            fair value of the options is being expensed over the
for the Company is reconciled as follows:                        three-year option vesting period.

                                         Six Months Ended        9.   CHANGES IN NON-CASH WORKING CAPITAL
                                             June 30
                                         2004       2003                                    Three Months       Six Months
--------------------------------------------------------------                                  Ended            Ended
Income tax provision using statutory                                                           June 30,         June 30,
   income tax rates                    $ 5,489    $ 11,114                                  2004     2003    2004     2003
Increase (decrease) in taxes                                     ------------------------------------------------------------
   resulting from:                                               Decrease (increase) in:
   Resource allowance                   (1,459)     (1,924)        Concentrate awaiting
   Non-taxable portion of capital gains   (899)     (1,625)          settlement           $3,478   $4,349  $(2,512)  $3,578
   Changes in income tax rates and laws      -        (539)        Inventories and
   Federal large corporations tax          430         396           stockpiles            1,366     (330)   1,283    1,519
   Ontario mining taxes                  1,468       1,379         Accounts receivable
   Other                                   273        (191)          and other assets       (452)     527     (168)     639
--------------------------------------------------------------   ------------------------------------------------------------
   Income tax expense                  $ 5,302    $  8,610                                 4,392    4,546   (1,397)   5,736
                                       ===================       ------------------------------------------------------------
                                                                 Increase (decrease) in:
                                                                   Accounts payable and
                                                                     accrued liabilities   2,094    4,143     (520)   1,570
                                                                   Taxes payable            (105)    (272)   1,095      109
                                                                                           1,989    3,871      575    1,679
                                                                 ------------------------------------------------------------
                                                                 Changes in non-cash
                                                                       working capital    $6,381   $8,417  $  (822)  $7,415
                                                                                          =================================

26  North American Palladium Ltd.         BUILDING VALUE        2004 Second Quarter                                             27

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

10.  REVENUE FROM METAL SALES                                        (B) Nickel Swap Contracts

                                                                     At June 30, 2004, the Company had swap contracts for
                           Three Months        Six Months       1,190,000 lbs. of nickel at an average fixed price of
                               Ended             Ended          US$5.67 per lb. maturing at various dates through
                              June 30,          June 30,        December 2004. As at June 30, 2004, the fair value of
                           2004     2003     2004     2003      these swap contracts was below their carrying value by
------------------------------------------------------------    $552.
Palladium (A)            $31,423  $22,593  $63,146  $46,801
Palladium forward                                                    (C) Copper Swap Contracts
  contracts (B)                -    9,803        -   20,437
Adjustments for                                                      At June 30, 2004, the Company had swap contracts for
  mark-to-market             786    1,483    3,098      685     2,645,000 lbs. of copper at an average fixed price of
Nickel                     7,029    4,077   13,258    7,925     US$1.16 per lb. maturing at various dates through
Platinum                   6,227    3,317   11,761    7,461     December 2004. As at June 30, 2004, the fair value of
Gold                       2,398    1,863    5,704    3,478     these swap contracts was above their carrying value by
Copper                     3,104    1,283    6,016    2,564     $10.
Other metals                 745      212    1,885      400
------------------------------------------------------------         (D) Forward Foreign Exchange Contracts
                         $51,712  $44,631 $104,868  $89,751
                         ==================================          At June 30, 2004, the Company had forward foreign
                                                                exchange contracts outstanding for US$30,000,000 at an
     (A) The Company entered into a Palladium Sales             average exchange rate of $1.35 maturing at various dates
Contract with a major automobile manufacturer, which            through December 31, 2004. At June 30, 2004, the fair
provides for a floor price of US$325 per ounce on 100%          value of these contracts was $353, of which $140 was
of palladium production and a cap of US$550 per ounce on        included in revenue from metal sales as a mark-to-market
50% of palladium production delivered by June 30, 2005.         adjustment for concentrate awaiting settlement, and $213
Palladium revenue includes the impact of the Palladium          was recorded as derivative income.
Sales Contract.
                                                                12.  SUBSEQUENT EVENTS
     (B) The Company entered into palladium forward
contracts in 2001 for 100,800 ounces of palladium at an              (A) Insurance Recovery
average price of US$922 per ounce, the revenue from
which was fully realized by June 30, 2003. The effect of             Subsequent to the end of the quarter, the Company
palladium forward contracts represents the difference           received $7,148 as an interim payment against a claim
between the fixed price realized under the palladium            filed with its insurance company relating to losses
forward contracts and the palladium price at the time of        incurred in connection with the failure of the primary
revenue recognition.                                            crusher in 2002. The Company will include this insurance
                                                                recovery in income from mining operations in the third
11.  COMMITMENTS                                                quarter.

     The Company enters into forward contracts from time             (B) Flow-Through Financing
to time to hedge the effects of changes in the prices of
metals it produces and foreign exchange on the Company's             On July 7, 2004, the Company completed a private
revenues. Gains and losses realized on derivative               placement of flow-through common shares for gross
financial instruments used to mitigate metal price risk         proceeds of $4,050 by issuing 270,000 common shares.
are recognized in revenue from metal sales when the
hedge transaction occurs.

     (A) Platinum Forward Contracts

     At June 30, 2004, the Company had forward sales contracts for 8,140 ounces of platinum at an average price of US$769 per ounce maturing at various dates through December 2004. As at June 30, 2004, the fair value of these forward sales contracts approximated their carrying value.

28  North American Palladium Ltd.         BUILDING VALUE        2004 Second Quarter                                             29

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

     FORWARD-LOOKING STATEMENTS

     Certain statements included in this 2004 second quarter interim report, financial statements for the period ended June 30, 2004 and management's discussion and analysis are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "estimate", "expect", "intend", and other similar expressions are intended to identify forward-looking statements. In particular statements relating to estimated cash flows, capital costs, ore production, mine life, financing and construction are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control, that may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others metal price volatility, economic and political events affecting metal supply and demand, fluctuations in ore grade, ore tonnes milled, geological, technical, mining or processing problems, future profitability and production, and availability of financing on acceptable terms. For a more comprehensive review of risk factors, please refer to the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual
Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The
Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.


30  North American Palladium Ltd.      BUILDING VALUE

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